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                                                                    Exhibit 10.3

                        AMENDMENT TO EMPLOYMENT AGREEMENT

      This Amendment to Employment Agreement ("Amendment") is made on June 21, 2004, between Frank's Nursery & Crafts, Inc., a Delaware corporation (the "Company"), and Mr. Alan Minker ("Employee").

                                     RECITAL

      A. The Company is engaged in the operation of retail stores that sell lawn and garden products, Christmas trim-a-tree merchandise, artificial flowers and arrangements, garden and floral crafts and home decorative products (the "Business").

      B. The Company and Employee entered into an Employment Agreement dated December 1, 2002 (the "Agreement").

      C. Employee has been, and the Company wishes to continue to employ Employee as, the Senior Vice President - Chief Financial Officer of the Company, pursuant to the terms of this Agreement. Employee desires to be employed by the Company in that position.

      Therefore, the parties agree to amend the Agreement as follows:

1. Except as otherwise provided herein, all other terms and conditions of the Agreement shall remain the same and this Amendment shall be deemed to be incorporated therein and made a part of the Agreement and the Agreement shall continue in full force and effect.

2.    Section 2.1 of the Agreement shall be amended as follows:

      2.1 Employment Term. The term of Employee's employment under this Agreement (the "Employment Term") began on December 1, 2002 and shall continue until May 31, 2006 or until earlier terminated in accordance with Section 2.2 of this Agreement. Notwithstanding the termination of the Employment Term pursuant to Section 2.2 below, Employee's obligations under Sections 6 and 7 shall, according to their terms, survive any termination of Employee's employment and Employee and the Company shall in all events be bound by and comply with the provisions of such applicable Sections at all times after such termination.

3.    Section 3(a) of the Agreement shall be amended as follows:

      (a)   An annual salary of $247,500 (increasing to $260,000 on June 28,
2004), payable in arrears, semi-monthly or otherwise in accordance with the Company's regular payroll procedures; and

4.    Section 3(b) of the Agreement shall be amended as follows:

      (b) Employee will be eligible to earn an annual bonus, based upon the Company's financial performance and upon the Company's evaluation of Employee's performance of operating objectives determined by the Company. The target bonus amount shall be not less than 35% of base salary for each of fiscal year ending 2005 and 2006; and

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5.    Section 5.1(b) of the Agreement shall be amended as follows:

      (b) If the Employment Term terminates pursuant to Section 2.2(c) above, then Employee shall be entitled to receive his annual base salary, as and when it would otherwise have been payable to him, for the longer of (i) one year from the date of termination of the Employment Term or (ii) until May 31, 2006. Nothing in this Section 5.1(b) shall limit the Company's right to terminate the Employment Term under any other subsection of Section 2.2, and discontinue its obligations under this Section 5.1(b), even after the Company's termination of the Employment Term under Section 2.2(c), if the Company learns of facts or circumstances that would make termination under a Section other than Section 2.2(c) appropriate. Employee shall be entitled to purchase health insurance through the Company in accordance with, and for as long as provided by, COBRA. During the shorter (I) the term which Employee receives his annual base salary pursuant to the first sentence of this Section 5.1(b) and (II) the period during which Employee is entitled to purchase health insurance through the Company under COBRA, the Company shall pay Employee an amount equal to his cost of such health insurance at the same time Employee's payments for such health insurance are due to the Company; provided, that if Employee obtains employment with a third party during the period in which Employee is entitled to be paid the cost of his health insurance pursuant to this Section, and Employee is eligible to obtain health insurance through such third party, then the Company shall no longer be obligated to pay Employee the cost of his health insurance pursuant to this Section.

6.    Section 6.2 of the Agreement shall be amended as follows:

      6.2 Non-Competition. During the longer of (i) the period through May 31, 2006, and (ii) the period through the date one year after the termination of the Employment Term, Employee shall not, either directly or indirectly, through any person or entity:

                        [signatures appear on next page]
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      IN WITNESS WHEREOF, this Agreement has been signed on the date first written above.

                                            Frank's Nursery & Crafts, Inc.,
                                            a Delaware corporation

                                     /s/ Alan Minker
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                                     Alan Minker
                                     Chief Financial Officer